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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or     6. If Amendment, Date
    Miller, III  Lloyd         I.             Statement                     Trading Symbol                    of Original
----------------------------------------      (Month/Day/Year)             I.C.H. Corporation (IH)           (Month/Day/Year)
     (Last)     (First)     (Middle)          November 15, 1997 (1)        ------------------------------
    4550 Gordon Drive                      ----------------------------  5. Relationship of Reporting     7. Individual or Joint/
----------------------------------------   3. IRS or Social Security          Person to Issuer               Group Filing (Check
             (Street)                         Number of Reporting           (Check all applicable)           Applicable Line)
                                              Person (Voluntary)         ___ Director   X    10% Owner       X  Form filed by One
    Naples         FL         34102           ###-##-####                ___ Officer   ___   Other              Reporting Person
--------------------------------------     ----------------------------  (give title below)  (specify below) __ Form filed by More
      (City)      (State)      (Zip)                                                                            than One Reporting
                                                                               ---------------------------      Person
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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    Common Stock                                 3,000(2)                           I                        By Trust A-1
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    Common Stock                                16,100(2)                           I                        By Trust A-3
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    Common Stock                                93,198(2)                           I                        By Trust A-4
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    Common Stock                                34,100(2)                           I                          By Trust C
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    Common Stock                               155,982                              D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)             SEC 1473 (8/92)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Explanation of Responses:

(1) On November 14, 1997, I.C.H. Corporation filed its form 10-Q for the period ending September 30, 1997.  In that report, the company reported the number of its outstanding shares as 2,297,023, a decrease from the 2,793,550 number reported in the company's previous 10-Q.

(2) The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

                                                                                     /s/ Lloyd I. Miller, III             1/12/98
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date

Note. File three copies of this Form, one of which must be manually signed.                                           Page 2
  If space provided is insufficient, See Instruction 6 for procedure.                                             SEC 1473 (8/92)
